Exhibit 10.4

AMENDMENT TO EMPLOYMENT AGREEMENT

AND OUTSTANDING STOCK OPTION AGREEMENTS

with Patrick M. Murphy

THIS AMENDMENT (this “Amendment”), effective as of July 7, 2005, by and between Paradyne Networks, Inc., a Delaware corporation (the “Company”), and Patrick M. Murphy (“Executive”), amends (i) that certain Employment Agreement, dated as of December 8, 2000, by and between the Company and Executive (the “Employment Agreement”), and (ii) all stock options to acquire common stock of the Company held by the Executive immediately prior to July 7, 2005 (the “Options”) and any stock option agreements (collectively, the “Option Agreements”) representing the Options.

In consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Employment Agreement as follows:

1. Section 8(a)(i)(B) of the Employment Agreement is hereby deleted in its entirety and the following is substituted therefor:

“B. an amount equal to two times the sum of Executive’s Base Salary in effect as of the Date of Termination plus Executive’s target annual bonus for the year in which the Date of Termination occurs”

2. Section 8(a)(ii) of the Employment Agreement is hereby deleted in its entirety and the following is substituted therefore:

“(ii) for a period of twenty-four (24) months after the Date of Termination, Executive shall continue to participate in the health and welfare benefit plans and arrangements of the Company as provided in Section 5(c) on the same basis and at the same cost to Executive as on the Date of Termination. The obligation of the Company to provide such continued health and welfare coverage shall terminate upon Executive’s obtaining other employment to the extent that such health and welfare coverage is provided by the new employer; and”

3. The Employment Agreement, the Options and the Option Agreements are hereby amended by deleting any provisions inconsistent with the following (relating to acceleration of vesting upon a Change in Control and termination of employment) and substituting therefore the following provision:

“Immediately prior to the occurrence of a Change in Control (as defined in Section 6(d) of the Employment Agreement), all Options will automatically vest as to one-half of the then-unvested shares (rounded down to the nearest whole number), and if, at any time within one year following a Change in Control, Executive voluntarily resigns because he is not offered continued Comparable Employment (as defined in Section 6(e)

of the Employment Agreement) or Executive’s employment is terminated by the Company without Cause (as defined in Section 6(e) of the Employment Agreement), then all remaining unvested Options will automatically vest.”

4. The Employment Agreement, the Options and the Option Agreements are hereby amended by deleting any provisions inconsistent with the following (relating to post-termination exercise period of the Options) and substituting therefore the following provision:

“Regardless of whether a Change in Control shall have occurred, upon Executive’s termination of employment form the Company by reason of (A) his death, Disability or Retirement (as such terms are defined in the Employment Agreement), (B) the Company’s termination of such employment without Cause (as defined in the Employment Agreement), or (C) Executive’s voluntary resignation for any reason, the Options, to the extent exercisable as of the date of such termination of employment, shall remain exercisable for a period of four years after such termination of Executive’s employment, subject to Section 11(b) of the Company’s Amended and Restated 1996 Equity Incentive Plan or the corresponding provision of the plan under which such options were granted

5. As amended hereby, the Employment Agreement, the Options and the Option Agreements shall be and remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

EXECUTIVE

/s/ Patrick M. Murphy
Patrick M. Murphy

PARADYNE NETWORKS, INC.

By:	/s/ Sean E. Bellanger Sean E. Bellanger